Exhibit 99.1
News

For Immediate Release	Contact:
March 26, 2014	Rick Honey
(212) 878-1831

Paula H. J. Cholmondeley Retires from Minerals Technologies Board of Directors

NEW YORK, NY, March 26, 2014—Minerals Technologies Inc. (NYSE: MTX) announced today that Paula H. J. Cholmondeley, a member of the company's Board of Directors since 2005, has elected to retire from the Board and will not stand for reelection at the company's May 14 annual meeting of shareholders.

"Paula Cholmondeley has served as a dedicated member of our Board for almost 10 years, providing excellent guidance and insight to us," said Joseph C. Muscari, chairman and chief executive officer. "During her tenure, Paula has made many contributions to our governance processes and transformation to becoming a high-performance company."

Paula Cholmondeley served as Vice President and General Manager, Specialty Products for Sappi Fine Paper, North America, between 2000 and 2004.  She also held senior positions with various companies from 1980 through 1998 including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company. Ms. Cholmondeley served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration.  She is a member of the Board of Directors of Dentsply International Inc. and Terex Corporation. She is also an independent trustee of Nationwide Mutual Funds. Ms. Cholmondeley serves as a part-time member of the Board Services faculty of the National Association of Corporate Directors. During her tenure at Minerals Technologies, she was a member of the Audit Committee and chair of the Corporate Governance and Nominating Committee.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.01 billion in 2012.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/